Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-144854) of AuthenTec, Inc. of our report dated May 11, 2010 relating to the financial statements of SafeNet Embedded Security Solutions Division, which appears in the Current Report on Form 8-K/A of AuthenTec, Inc. dated May 12, 2010.

/s/ PricewaterhouseCoopers LLP

Baltimore, MD
May 11, 2010